Exhibit 23
Consent of Independent Auditors

We consent to the use of our report dated August 12, 2022, with respect to the combined financial statements of Pour in Place, Inc., VanHooseCo, LLC d/b/a VanHooseCo Ready Mix, LLC, VanHooseCo Precast, LLC, VanHooseCo Mechanical & Millwright, LLC, VanHooseCo Management, LLC, VanHooseCo Leasing, LLC, and certain company assets and liabilities held in the Jeff VanHoose Trust (collectively, the “Jeff VanHoose Affiliated Entities”) included in this Current Report on Form 8-K/A of L.B. Foster Company.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
October 19, 2022